Exhibit 99.(a)(1)(D)

FORM OF ELECTION FORM

Election Form

Offer to Amend or Replace Eligible Options

I,             , have been identified by Quest Software, Inc. (“Quest Software”) as an Eligible [U.S.][Canadian] Optionee. I hereby make the following elections with respect to my Eligible Options in the offer made by Quest Software pursuant to the Offer to Amend or Replace Eligible Options dated June 2, 2008 (the “Offer”). Capitalized terms not otherwise defined in this Election Form shall have the meaning set forth in the Offering Memorandum to which this Election Form is attached.

This table lists my Eligible Options. I understand that if I wish to accept the Offer as to any one of my Eligible Options, I must accept the Offer as to all of my Eligible Options.

☐ Amend ALL Eligible Options        ☐ Amend NO Eligible Options

Original Grant Date	Option Number	Original Exercise Price	Number of Shares Currently Subject to Eligible Options	Revised Measurement Date	FMV of Quest Software Stock on Revised Measurement Date

I hereby agree that, unless I revoke my election by 11:59 p.m., Pacific Time on June 27, 2008 (or a later expiration date if Quest Software extends the Offer), my election will be irrevocable, and if accepted by Quest Software, this Election Form shall operate to amend and, if applicable, to replace each Eligible Option as outlined above, subject to the terms and conditions described in the Offering Memorandum.

I hereby acknowledge that I may change the terms of my election in connection with the Offer by submitting a new Election Form (1) via email to TenderOffer@quest.com, (2) via facsimile at (949) 754-1933, ATTN: TENDER OFFER, (3) via hand delivery, certified mail, Federal Express or interoffice mail to Amada Zapata-Gill, in each case so that we receive it by 11:59 p.m. Pacific Time on June 27, 2008 (or a later expiration date if Quest Software extends the Offer). Any Election Form received after the Expiration Date will be void and of no effect.

I acknowledge and agree that my decision to tender or not tender my Eligible Options in the Offer is entirely voluntary and is subject to the terms of the Offer. I understand that I am not required to tender any of my Eligible Options. I understand that if I have more than one Eligible Option and if I want to tender at least one Eligible Option, I must tender all of my Eligible Options in the Offer.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Quest Software or my employer (except on an at-will basis, unless otherwise required by local law). I agree that, except as set forth in the Offering Memorandum, Quest Software has made no representations or warranties to me regarding this Offer or the future pricing of Quest Software stock, and that my participation in this Offer is at my own discretion.

If my active employment (i.e., not including any notice period mandated under local law) with Quest Software or my employer terminates prior to the Expiration Date, I understand that I will cease to be an Eligible Optionee under the terms of the Offer and any election that I have made prior to the termination of my employment to amend or replace my Eligible Options will not become effective and my Eligible Options will not be amended or replaced under the Offer.

I hereby acknowledge and agree that neither Quest Software, nor Cooley Godward Kronish LLP, nor McCarthy Tetrault LLP, nor any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to Amend or Replace Eligible Options. I am not relying on any information provided or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum. I acknowledge that I have been afforded the opportunity to consult with my own investment, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I understand that I will receive an Election Confirmation Statement via email at my Quest Software email address within three (3) business days after the date on which Quest Software receives this Election Form. If I have not received such an email within such time period, it is my responsibility to confirm that Quest Software has received this Election Form by emailing to TenderOffer@Quest.com a copy of this Election Form and any confirmation of receipt that I received when I sent this Election Form.

I will keep a copy of this Election Form as well as a copy of any confirmation of receipt that I have for my records.

I AGREE THAT I WILL BE SOLELY LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN OR TO DECLINE THIS OFFER.

Eligible Optionee Signature
Print Name

PLEASE FAX YOUR SIGNED AND COMPLETED ELECTION FORM TO (949) 754-1933, ATTN: TENDER OFFER, OR EMAIL THIS FORM TO TENDEROFFER@QUEST.COM OR VIA HAND DELIVERY, INTEROFFICE MAIL, FEDERAL EXPRESS OR CERTIFIED MAIL, ATTN: AMADA ZAPATA-GILL, SO THAT IT IS RECEIVED NO LATER THAN 11:59 P.M., PACIFIC TIME, ON

JUNE 27, 2008 (OR A LATER EXPIRATION DATE IF QUEST SOFTWARE EXTENDS THE OFFER).